Exhibit 99.1

ARKO REPORTS THIRD QUARTER 2022 RESULTS

Operating Income of $65.7 Million Increased Year-over-Year by 20.1%; Net Income of $25 Million; Q3 2022 Adjusted EBITDA Reaches $99.5 Million, all-time Company High and 24.1% Increase Compared to Q3 2021; Board Raises Quarterly Dividend by 50%

RICHMOND, VA, November 7, 2022 – ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a Fortune 500 company and one of the largest convenience store operators in the United States, today announced financial results for the quarter ended September 30, 2022.

Third Quarter 2022 Key Highlights:

•
Operating income was $65.7 million for the quarter, an increase of 20.1% compared to $54.7 million in Q3 2021
•
Net income for the third quarter was $25.0 million, which includes a one-time, non-cash tax expense of approximately $8.7 million in connection with an internal entity realignment and streamlining, compared to net income of $35.6 million in Q3 2021, which included a tax benefit the Company recorded of approximately $5.5 million
•
Adjusted EBITDA increased 24.1% to $99.5 million, the Company’s strongest to date, compared to $80.2 million in Q3 2021
•
Merchandise revenue of $445.8 million for the third quarter compared to $434.7 million in Q3 2021; total merchandise contribution increased $5.8 million, or 4.3%, to $138.9 million, compared to Q3 2021
•
Merchandise margin reached all-time high, increased 60 basis points to 31.2% compared to 30.6% in Q3 2021
•
Third quarter same store merchandise sales excluding cigarettes increased 4.3% compared to Q3 2021, or 6.1% on a two-year stack*
•
Fuel profitability increased 28.5%, to $155.1 million for the quarter compared to $120.7 million in Q3 2021
•
ARKO Corp.’s Board of Directors increased the quarterly dividend by 50%

* Same store merchandise sales increase on a two-year stack basis is the same store merchandise sales increase in the current year added to the same store merchandise sales increase in the prior year period. This measure may be helpful to improve the understanding of trends in periods that are affected by variations in prior year growth rates. See also “Use of Non-GAAP Measures” below.

•
Acquired Quarles Petroleum’s fleet fueling and dealer business; ARKO’s 21st acquisition in less than 10 years, including 121 proprietary Quarles-branded cardlock sites, 63 third-party cardlock sites for fleet fueling operations, and 46 independent dealer locations

“ARKO delivered excellent results and performance across our business this quarter,” said Arie Kotler, President, Chairman and Chief Executive Officer of ARKO. “In addition, following the acquisition in July of the Quarles fleet fueling and dealer business, since the end of the second quarter we also announced agreements to complete two more strategic and accretive acquisitions. This quarter’s significant dividend increase reflects our record of strong results, confidence in the business, and desire to enhance returns for stockholders.”

“We continued to execute our long-term growth strategy with an agreement signed in the third quarter to acquire Transit Energy Group’s approximately 150 company-operated convenience stores and large dealer business, as well as an agreement signed in the fourth quarter to acquire the 31-convenience store chain Pride Convenience Holdings. Performance in our core convenience store business was very strong. The Company increased its market share, excluding cigarettes, underscoring how our multiple initiatives, favorable assortment, and loyalty and marketing programs are resonating with customers. With our record of solid cash flow and strong balance sheet, we will continue to pursue growth opportunities. Our emphasis is on efficient use of capital and staying focused on long term fundamentals.”

Third Quarter 2022 Segment Highlights

Retail

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Fuel gallons sold	262,010	280,079	754,811	771,158
Same store fuel gallons sold decrease (%) [1]	(9.7%)	(1.4%)	(8.0%)	(1.6%)
Fuel margin, cents per gallon [2]	44.8	34.5	41.3	33.7
Merchandise revenue	$445,822	$434,652	$1,244,558	$1,220,298
Same store merchandise sales increase (decrease) (%) [1]	0.7%	(1.3%)	(1.8%)	2.1%
Same store merchandise sales excluding cigarettes increase (%) [1]	4.3%	1.8%	2.0%	4.8%
Merchandise contribution [3]	$138,892	$133,119	$378,448	$354,059
Merchandise margin [4]	31.2%	30.6%	30.4%	29.0%

[1] Same store is a common metric used in the convenience store industry. We consider a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

[3] Calculated as merchandise revenue less merchandise costs.

[4] Calculated as merchandise contribution divided by merchandise revenue.

For the third quarter, retail fuel profitability (excluding intercompany charges by ARKO’s wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”)) increased approximately $20.8 million compared to the prior year period to $117.5 million. Strong fuel margin capture of 44.8 cents per gallon in the third quarter of 2022 increased 29.9% compared to Q3 2021. There was an increase in same store fuel profit of $17.8 million compared to Q3 2021 (excluding intercompany charges by GPMP).

Same store merchandise sales, excluding cigarettes, increased 4.3% for the quarter and increased 6.1% on a two-year stack basis for the quarter. Merchandise margin increased 60 basis points, and total merchandise contribution increased $5.8 million, or 4.3% to $138.9 million from $133.1 million, both compared to Q3 2021.

Wholesale

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Fuel gallons sold – fuel supply locations	189,537	215,428	563,642	613,834
Fuel gallons sold – consignment agent locations	41,145	42,970	115,138	122,845
Fuel margin, cents per gallon[1] – fuel supply locations	6.9	5.8	7.0	5.5
Fuel margin, cents per gallon[1] – consignment agent locations	32.7	26.9	31.4	24.9

[1] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

Wholesale fuel profitability for the quarter (excluding intercompany charges by GPMP) increased approximately $2.6 million compared to the prior year quarter, of which approximately $1.0 million was attributable to the Quarles Acquisition. Contribution from fuel supply locations grew by $0.9 million (excluding intercompany charges by GPMP) compared to Q3 2021, primarily due to contribution from the Quarles Acquisition, greater prompt pay discounts related to higher fuel costs and greater fuel rebates.

Contribution from consignment agent locations increased by $1.7 million (excluding intercompany charges by GPMP) compared to the prior year quarter. Fuel margin also increased during the third quarter of 2022 primarily due to contribution from the Quarles Acquisition, greater prompt pay discounts related to higher fuel costs, greater fuel rebates and improved rack-to-retail margins.

Fleet Fueling

For the Three and Nine Months Ended
September 30, 2022
(in thousands)
Fuel gallons sold – proprietary cardlock locations	26,064
Fuel gallons sold – third-party cardlock locations	1,297
Fuel margin, cents per gallon[1] – proprietary cardlock locations	41.8
Fuel margin, cents per gallon[1] – third-party cardlock locations	4.8

[1] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed fee charged by GPMP to sites in the fleet fueling segment.

The Quarles Acquisition, completed on July 22, 2022, and the Company’s 21st acquisition in less than ten years, resulted in ARKO’s addition of the fleet fueling segment. The Company is pleased with the speed at which Quarles has integrated with ARKO and its performance to date.

For the portion of the third quarter since closing, fuel revenue was positively impacted by a high average price of diesel fuel. Fuel contribution for the fleet fueling segment (excluding intercompany charges by GPMP) was approximately $11.0 million, which was positively impacted by a historically high rack-to-retail margins.

Store Operating Expenses

For the third quarter of 2022, convenience store operating expenses increased $20.1 million, or 12.9%, compared to Q3 2021, primarily due to $6.8 million of incremental expenses related to the 2021 Handy Mart acquisition and an increase in expenses at same stores, including a 17.4% increase, or $10.3 million, in personnel costs, and a 13.9% increase, or $2.8 million, in credit card fees due to higher retail prices.

Acquisitions and Long-Term Growth Strategy

The Company continued to execute its systematic growth strategy intended to create long-term shareholder value with two acquisitions announced since the end of the second quarter. Since 2013, ARKO significantly increased cash flow and adjusted EBITDA and has grown its convenience store footprint from approximately 200 stores in seven states into one of the largest convenience store operators in the United States, with approximately 1,380 company-operated stores in 33 states and the District of Columbia during the course of 21 successful acquisitions.

Transit Energy Group Acquisition

On September 12, 2022, the Company announced that GPM Investments, LLC (“GPM”) a wholly owned subsidiary of ARKO, and certain of GPM’s subsidiaries agreed to acquire from Transit Energy Group (“TEG”) approximately 150 company-operated convenience stores, fuel supply rights to approximately 200 dealers, commercial, government, and industrial customers, as well as TEG’s bulk storage, distribution, and transportation assets, all in the Southeastern United States. This acquisition would expand ARKO’s retail footprint into Alabama and Mississippi.

Using estimated forward-looking non-GAAP measures, the Company expects that this acquisition will add approximately $18 million of Adjusted EBITDA on an annualized basis, which is expected to be $27 million on an annual run rate including synergies, after incremental rent of approximately $16 million to be paid to Oak Street Real Estate Capital, a Division of Blue Owl Capital (“Oak Street”). i

The purchase price is approximately $375 million plus the value of inventory, of which $50 million is deferred and payable in two annual payments of $25 million, which ARKO may elect to pay in either cash or, subject to certain conditions, shares of ARKO’s common stock, on the first and second anniversaries of the closing. At closing, ARKO intends to finance from its own sources approximately $60.0 million of the cash consideration plus the value of inventory and other closing adjustments. The remaining approximately $265 million is expected to be funded by Oak Street.

Pride Convenience Holdings Acquisition

On October 24, 2022, the Company announced that GPM agreed to acquire Pride Convenience Holdings LLC, which operates 31 convenience stores and a new-to-industry store under construction. This acquisition would expand ARKO’s convenience store footprint into Massachusetts.

Using estimated forward-looking non-GAAP measures, the Company expects that this acquisition will result in approximately $12.2 million of Adjusted EBITDA on an annual run rate including synergies, after incremental annual rent of approximately $12.2 million to be paid to Oak Street. ii

The total purchase price is approximately $230 million plus the value of inventory. At closing, ARKO intends to finance from its own sources approximately $28.0 million of the cash consideration plus the value of inventory and other closing adjustments. The remaining approximately $202 million is expected to be funded by Oak Street.

Consummation of the TEG and Pride acquisitions are subject to customary conditions, including the absence of legal restraints and, for the TEG acquisition, the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Other Strategic Initiatives

The Company is currently continuing to work on expanding pizza offerings through Sbarro, the Original New York Pizza, and other potential opportunities. This quarter, the Company opened five Sbarro pizzas in remodeled deli areas. Year to date, 13 Sbarro locations have opened, with plans for an additional five locations this quarter.

The Company’s high-quality, on-demand bean-to-cup coffee initiative continues to be a priority. The Company is pleased by customer’s response to the new coffee and receptiveness to marketing efforts that are building consumer awareness of its high-quality coffee. The number of enrolled loyal customers who made their first recorded coffee purchase increased 55.6% in the third quarter compared to Q3 2021. Unique coffee purchases by enrolled loyal customers increased 57.1%, and net total coffee spend by enrolled loyal customers increased approximately 51%, both in the third quarter compared to Q3 2021.

On August 29, 2022, level 3 fast chargers were opened to customers at a Village Pantry in Marysville, Ohio. Deployed by ChargePoint, these chargers support all types of EVs. The Company previously announced that chargers will be installed at two stores in Colorado, with the goal of continually growing its EV charging footprint and capabilities.

Quarterly Dividend and Share Repurchase Program

The Company’s Board of Directors increased the quarterly dividend by 50%, to $0.03 per share, to be paid on December 6, 2022, to stockholders of record as of November 22, 2022.

This is the Company’s fourth consecutive quarterly dividend and first quarterly dividend increase. The Company’s continued ability to return cash to its stockholders through a quarterly cash dividend program and a share repurchase program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and strong financial position.

During the nine months ended September 30, 2022, the Company repurchased approximately 4.5 million shares of common stock under its previously announced repurchase program for approximately $39.0 million, or an average share price of $8.60. Approximately $11 million remained available in the Company’s previously announced original $50 million share repurchase program. As of September 30, 2022, the Company had approximately 120.1 million shares of common stock outstanding.

Internal Entity Realignment and Streamlining

The Company executed an internal realignment of certain direct and indirect subsidiaries intended to streamline business operations and provide long term synergies and other cost savings, occurring in a series of steps, the majority of which were completed by the end of the third quarter of 2022. As a result of this realignment, the Company recorded a one-time, non-cash tax expense in the amount of approximately $8.7 million for both the three and nine months ended September 30, 2022.

Formal Adoption of Environmental, Social and Governance Policy

ARKO is committed to creating long-term value for its stockholders, employees, and communities. As a leading convenience store and gas station operator, ARKO is focused on integrating environmental sustainability, social responsibility, and corporate governance (ESG) principles that are aligned with its long-term business strategy. On July 9, 2022, the Nominating and Corporate Governance Committee of ARKO’s Board of Directors formally adopted the Company’s ESG policy, which is available online: arkocorp.com/company-information/responsibility.

Liquidity and Capital Expenditures

As of September 30, 2022, the Company’s total liquidity was approximately $678 million, consisting of cash and cash equivalents of approximately $283 million and approximately $395 million available under various lines of credit.

Outstanding debt excluding capital leases was approximately $734 million, resulting in net debt of approximately $451 million. In the third quarter of 2022, the Company spent $27.7 million on capital expenditures, including the purchase of certain fee properties, deli renovations for Sbarro pizza, bean-to-cup coffee equipment, upgrades to fuel dispensers and other investments in stores.

Store Network Update

The following tables present certain information regarding changes in the store network for the periods presented.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Retail Segment	2022	2021	2022	2021
Number of sites at beginning of period	1,388	1,381	1,406	1,330
Acquired sites	—	—	—	61
Newly opened or reopened sites	—	—	—	1
Company-controlled sites converted to
consignment locations or fuel supply locations, net	(2)	—	(9)	(3)
Closed, relocated or divested sites	(3)	(2)	(14)	(10)
Number of sites at end of period	1,383	1,379	1,383	1,379

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Wholesale Segment [1]	2022	2021	2022	2021
Number of sites at beginning of period	1,620	1,610	1,628	1,597
Acquired sites	46	—	46	—
Newly opened or reopened sites [2]	20	27	60	61
Consignment or fuel supply locations
converted from Company-controlled sites, net	2	—	9	3
Closed, relocated or divested sites	(18)	(4)	(73)	(28)
Number of sites at end of period	1,670	1,633	1,670	1,633

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

For the Three and Nine Months Ended
Fleet Fueling Segment	September 30, 2022
Number of sites at beginning of period	—
Acquired sites	184
Closed, relocated or divested sites	(1)
Number of sites at end of period	183

Conference Call and Webcast Details

The Company will host a conference call to discuss these results at 10:00 a.m. Eastern Time on November 8, 2022. Investors and analysts interested in participating in the live call can dial 877-605-1792 or 201-689-8728. A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

A telephone replay will be available approximately three hours after the call concludes through November 22, 2022, by dialing 877-660-6853 or 201-612-7415 and entering access code 13733722.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, our highly recognizable family of community brands offers delicious prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our high value fas REWARDS® loyalty program offers exclusive savings on merchandise and gas. We operate in four reportable segments: retail, which includes convenience stores selling fuel products and other merchandise to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites; and fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control, including the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets (including with respect to new variants of the virus), general economic conditions, unemployment and its liquidity, operations and personnel; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information provides greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, other non-cash items, and other unusual or non-recurring charges. Each of EBITDA and Adjusted EBITDA is a non-GAAP financial measure.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Media Contact

Andrew Petro

Matter on behalf of ARKO

(978) 518-4531

apetro@matternow.com

Investor Contact

Ross Parman
ARKO Corp.
investors@gpminvestments.com

	Condensed consolidated statements of operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Revenues:
Fuel revenue	$1,979,574	$1,580,359	$5,648,954	$4,144,069
Merchandise revenue	445,822	434,652	1,244,558	1,220,298
Other revenues, net	24,251	20,012	69,209	64,826
Total revenues	2,449,647	2,035,023	6,962,721	5,429,193
Operating expenses:
Fuel costs	1,824,437	1,459,664	5,250,105	3,819,571
Merchandise costs	306,930	301,533	866,110	866,239
Store operating expenses	189,582	164,432	534,197	464,038
General and administrative expenses	35,954	32,696	100,695	91,270
Depreciation and amortization	26,061	22,031	75,050	71,546
Total operating expenses	2,382,964	1,980,356	6,826,157	5,312,664
Other expenses (income), net	951	(56)	3,269	2,811
Operating income	65,732	54,723	133,295	113,718
Interest and other financial income	2,676	2,937	2,509	4,613
Interest and other financial expenses	(22,472)	(17,365)	(45,619)	(59,655)
Income before income taxes	45,936	40,295	90,185	58,676
Income tax expense	(20,898)	(4,795)	(31,060)	(12,285)
(Loss) income from equity investment	(44)	85	(7)	105
Net income	$24,994	$35,585	$59,118	$46,496
Less: Net income attributable to non-controlling interests	51	51	182	179
Net income attributable to ARKO Corp.	$24,943	$35,534	$58,936	$46,317
Series A redeemable preferred stock dividends	(1,449)	(1,449)	(4,301)	(4,285)
Net income attributable to common shareholders	$23,494	$34,085	$54,635	$42,032
Net income per share attributable to common shareholders - basic	$0.20	$0.27	$0.45	$0.34
Net income per share attributable to common shareholders - diluted	$0.17	$0.25	$0.43	$0.31
Weighted average shares outstanding:
Basic	120,074	124,428	121,950	124,406
Diluted	130,388	133,925	123,527	125,354

	Condensed consolidated balance sheets

	September 30, 2022	December 31, 2021
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$283,375	$252,141
Restricted cash	14,194	20,402
Short-term investments	2,122	58,807
Trade receivables, net	121,736	62,342
Inventory	224,545	197,836
Other current assets	98,842	92,095
Total current assets	744,814	683,623
Non-current assets:
Property and equipment, net	591,024	548,969
Right-of-use assets under operating leases	1,127,100	1,064,982
Right-of-use assets under financing leases, net	185,518	192,378
Goodwill	197,711	197,648
Intangible assets, net	192,651	185,993
Equity investment	2,991	2,998
Deferred tax asset	17,773	41,047
Other non-current assets	29,683	24,637
Total assets	$3,089,265	$2,942,275
Liabilities
Current liabilities:
Long-term debt, current portion	$11,477	$40,384
Accounts payable	211,125	172,918
Other current liabilities	148,199	137,488
Operating leases, current portion	55,952	51,261
Financing leases, current portion	5,741	6,383
Total current liabilities	432,494	408,434
Non-current liabilities:
Long-term debt, net	722,097	676,625
Asset retirement obligation	63,759	58,021
Operating leases	1,141,450	1,076,905
Financing leases	227,182	229,215
Deferred tax liability	—	2,546
Other non-current liabilities	132,276	136,853
Total liabilities	2,719,258	2,588,599

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Treasury stock	(40,042)	—
Additional paid-in capital	226,808	217,675
Accumulated other comprehensive income	9,119	9,119
Retained earnings	73,990	26,646
Total shareholders' equity	269,887	253,452
Non-controlling interest	120	224
Total equity	270,007	253,676
Total liabilities, redeemable preferred stock and equity	$3,089,265	$2,942,275

	Condensed consolidated statements of cash flows

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Cash flows from operating activities:
Net income	$24,994	$35,585	$59,118	$46,496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,061	22,031	75,050	71,546
Deferred income taxes	18,057	1,801	20,728	3,910
Loss on disposal of assets and impairment charges	1,418	923	3,389	1,898
Foreign currency loss (gain)	13	(33)	241	(1,176)
Amortization of deferred financing costs, debt discount and premium	632	802	1,894	1,423
Amortization of deferred income	(1,977)	(2,691)	(7,269)	(7,102)
Accretion of asset retirement obligation	430	432	1,259	1,266
Non-cash rent	1,977	1,424	5,714	4,773
Charges to allowance for credit losses	122	128	473	450
Loss (income) from equity investment	44	(85)	7	(105)
Share-based compensation	3,145	1,613	9,027	4,127
Fair value adjustment of financial assets and liabilities	2,742	(596)	(3,848)	9,237
Other operating activities, net	148	195	855	727
Changes in assets and liabilities:
(Increase) decrease in trade receivables	(28,376)	1,410	(59,867)	(19,692)
Decrease (increase) in inventory	21,377	(6,001)	(14,570)	(17,733)
Increase in other assets	(14,974)	(5,286)	(7,367)	(10,048)
(Decrease) increase in accounts payable	(8,914)	(1,799)	37,493	25,161
Increase (decrease) in other current liabilities	18,955	10,426	7,631	3,493
Decrease in asset retirement obligation	(60)	(15)	(94)	(128)
Increase in non-current liabilities	1,787	266	9,899	1,024
Net cash provided by operating activities	67,601	60,530	139,763	119,547
Cash flows from investing activities:
Purchase of property and equipment	(27,734)	(15,485)	(72,902)	(48,123)
Purchase of intangible assets	(51)	(47)	(176)	(222)
Proceeds from sale of property and equipment	133,119	626	140,380	36,685
Business acquisitions, net of cash	(179,350)	—	(191,203)	(93,527)
Decrease in investments, net	31,825	—	58,934	—
Repayment of loans to equity investment	—	—	174	—
Net cash used in investing activities	(42,191)	(14,906)	(64,793)	(105,187)
Cash flows from financing activities:
Receipt of long-term debt, net	51,450	6,310	51,450	41,366
Repayment of debt	(36,279)	(3,217)	(42,372)	(105,291)
Principal payments on financing leases	(1,710)	(2,037)	(5,014)	(6,050)
Proceeds from failed sale-leaseback	—	—	—	43,569
Payment of Additional Consideration	—	—	(2,085)	-

Payment of merger transaction issuance costs	—	—	—	(4,764)
Common stock repurchased	(4)	—	(40,042)	—
Dividends paid on common stock	(2,402)	—	(7,291)	—
Dividends paid on redeemable preferred stock	(1,449)	(1,449)	(4,301)	(4,442)
Distributions to non-controlling interests	(60)	(60)	(180)	(180)
Net cash provided by (used in) financing activities	9,546	(453)	(49,835)	(35,792)
Net increase (decrease) in cash and cash equivalents and restricted cash	34,956	45,171	25,135	(21,432)
Effect of exchange rate on cash and cash equivalents and restricted cash	12	(2)	(109)	(1,440)
Cash and cash equivalents and restricted cash, beginning of period	262,601	244,936	272,543	312,977
Cash and cash equivalents and restricted cash, end of period	$297,569	$290,105	$297,569	$290,105

The following table contains a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods presented:

	Reconciliation of EBITDA and Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Net income	$24,994	$35,585	$59,118	$46,496
Interest and other financing expenses, net	19,796	14,428	43,110	55,042
Income tax expense	20,898	4,795	31,060	12,285
Depreciation and amortization	26,061	22,031	75,050	71,546
EBITDA	91,749	76,839	208,338	185,369
Non-cash rent expense (a)	1,977	1,424	5,714	4,773
Acquisition costs (b)	1,673	1,182	3,177	3,781
Loss on disposal of assets and impairment charges (c)	1,418	923	3,389	1,898
Share-based compensation expense (d)	3,145	1,613	9,027	4,127
Loss (income) from equity investment (e)	44	(85)	7	(105)
Adjustment to contingent consideration (f)	(1,550)	(1,740)	(2,076)	(1,740)
Internal entity realignment and streamlining (g)	408	—	408	-
Other (h)	604	27	637	100
Adjusted EBITDA	$99,468	$80,183	$228,621	$198,203

(a) Eliminates the non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. The GAAP rent expense adjustment can vary depending on the terms of our lease portfolio, which has been impacted by our recent acquisitions. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(b) Eliminates costs incurred that are directly attributable to historical business acquisitions and salaries of employees whose primary job function is to execute our acquisition strategy and facilitate integration of acquired operations.

(c) Eliminates the non-cash loss (gain) from the sale of property and equipment, the loss (gain) recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(d) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees, certain non-employees and members of our Board.

(e) Eliminates our share of (income) loss attributable to our unconsolidated equity investment.

(f) Eliminates fair value adjustments to the contingent consideration owed to the seller for the 2020 acquisition of Empire.

(g) Eliminates non-recurring charges related to our internal entity realignment and streamlining.

(h) Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.

i At this time, ARKO is unable to provide a quantitative reconciliation of estimated forward-looking non-GAAP performance measures without unreasonable efforts due to the fact that the acquired business includes multiple recently acquired stores and business segments without full-year historical financial statements within a consolidated entity.

ii At this time, ARKO is unable to provide a quantitative reconciliation of estimated forward-looking non-GAAP performance measures without unreasonable efforts due to the fact that the acquired business does not currently have systems in place to produce complete and comparable financial statements showing the business based on current performance.